Exhibit 23.5

Market Research Provider Firm’s Consent

We consent to the reference to our firm or to reports issued by our firm under the caption “Competitive Strengths” in the Business section of the registration statement (Form S-1) and related prospectus of Momentive Performance Materials Holdings LLC for the registration of its common stock.

/s/ Frost & Sullivan

San Antonio, TX

April 19, 2011